Exhibit 99.1

SOLERA NATIONAL BANCORP, INC. REPORTS FIRST QUARTER 2011 RESULTS

Performance Highlights

•                  Net loss of $183,000 in 1Q 2011, or ($0.07) per share.

•                  Net interest income increased 11% versus prior year.

•                  Net interest margin increased 22 basis points year-over-year to 3.25%.

•                  Loan portfolio grew 3% to $58.2 million at March 31, 2011 compared to $56.3 million at March 31, 2010.

•                  Total assets of $139.8 million in first quarter 2011 compared to $137.5 million in first quarter 2010.

•                  Solera National Bank’s Tier 1 Leverage Capital Ratio of 11.3% and Total Risk-Based Capital Ratio of 18.7% at March 31, 2011 substantially exceeded the regulatory requirements of a well-capitalized bank.

LAKEWOOD, CO — April 28, 2011 - Solera National Bancorp, Inc. (OTC Bulletin Board: SLRK), the parent Company of Solera National Bank, reported a first quarter 2011 net loss of $183,000 or ($0.07) per share compared with net income of $416,000 or $0.16 per share in fourth quarter 2010 and net income of $103,000 or $0.04 per share in first quarter 2010.

“Although we had a relatively small net loss in the first quarter, our net interest margin, a primary driver for us, continued to improve reflecting a key focus we have in 2011 on growing income from core operations,” said Douglas Crichfield, President and CEO.  “Throughout 2010, we successfully re-priced both our savings accounts and interest-bearing demand accounts while maintaining a competitive rate and retaining customers.  We have experienced a great deal of customer loyalty, in part reflecting our commitment to the particular needs and preferences of the Hispanic market.”

“These accounts are not only an important source of core funding, but are also an excellent customer acquisition tool for us and provide effective cross-selling opportunities.  We were very pleased with the growth in savings and money market accounts to $64.4 million from $57.1 million in the prior quarter, aided in part by the efforts of the directors’ business development committee.”

“Lack of loan portfolio growth for much of 2010 into the first quarter of this year, as well as an increase in non-performing assets during 2010, was a drag on earnings.  Fortunately, we have begun to see a considerable increase in loan demand recently as well as stabilization in non-performing assets, both of which provide encouragement for improving financial results.”

Operating Performance

The Company generated total interest income of $1.51 million in first quarter 2011, which was down slightly compared with both fourth quarter 2010 and first quarter 2010.  However, interest expense in the first quarter declined 28% compared with the prior year’s first quarter, contributing to an 11% rise in net interest income before provision for loan losses to $1.08 million in the first quarter 2011 compared with $974,000 in the first quarter 2010.

Net interest income after the provision for loan losses increased to $1.08 million in first quarter 2011 compared with $859,000 in the prior year’s first quarter and $1.06 million in fourth quarter 2010.  The Bank’s net interest margin, which was 3.25% in first quarter 2011, was essentially unchanged from fourth quarter 2010 but 22 basis points higher than first quarter 2010.

“During the past two years, despite the weak economy, we have had meaningful improvement in our financial results,” noted Crichfield.  “Our core deposits now give us a sound foundation for increasing our loan portfolio and we have the capacity to lend.  As the economic recovery takes hold, we aim to grow the loan portfolio.”

Solera generated noninterest income of $16,000 in the first quarter of 2011, compared with $494,000 in fourth quarter 2010 and $280,000 in first quarter 2010.  In previous quarters, the Company capitalized on favorable market conditions, recognizing a $475,000 net gain on the sale of securities during the fourth quarter of 2010 and $263,000 a year ago. Noninterest expense was $1.28 million in first quarter 2011 compared with $1.14 million in fourth quarter 2010 and $1.04 million in first quarter 2010.

Total assets at March 31, 2011 were $139.8 million, 2% higher than assets of $137.5 million at March 31, 2010, and essentially flat to fourth quarter 2010.  Customer deposits were $114.5 million at March 31, 2011, up 3% from the fourth quarter 2010 and 4% from the prior year.  Core deposits, which exclude time deposits, comprised 68% of total deposits at March 31, 2011 an increase from 62% of total deposits at March 31, 2010.

Total loans of $58.2 million at March 31, 2011 represented a 3% increase compared with $56.3 million at March 31, 2010.

“Commercial loan demand throughout most of the first quarter was weaker than we hoped, although we weren’t surprised because small businesses were still moving cautiously” said Robert J. Fenton, Executive Vice President and CFO.  “As loan demand picks up, we will continue to exercise great care in our credit and underwriting practices.  As with many community banks, we have the opportunity to attract quality relationship customers from mega-banks that are primarily focused on serving larger accounts.”

Asset Quality

Non-performing assets were 3.24% of total assets at March 31, 2011 compared to 2.79% of total assets at December 31, 2010 and 0.73% of total assets at March 31, 2010.  The allowance for loan losses was 2.02% of total loans at March 31, 2011, 2.00% at December 31, 2010 and 1.68% of total loans at March 31, 2010.

The Company did not record a provision for loan losses in first quarter 2011, reflecting lending trends and also stabilizing asset quality.  This compares to a provision for loan losses of $35,000 for the three months ended December 31, 2010, and $115,000 for the three months ended March 31, 2010.

Fenton explained that the Bank has seen stabilization in troubled credits, and is positioned to effectively move foreclosed assets.  At March 31, 2011, there was one property in other real estate owned which is under contract with an anticipated closing in early May.

Capital

The Bank’s Tier 1 Leverage Capital Ratio was 11.3% at March 31, 2011, while its Total Risk-Based Capital was 18.7% — both well in excess of commonly accepted regulatory standards for well-capitalized institutions.  At March 31, 2011, the Company’s tangible book value per share was $7.05.

Crichfield concluded: “Our ability to steadily grow the Bank’s intrinsic value and maintain a strong capital position in this economic environment is a meaningful accomplishment.  Investors continue to take a cautious stance on the entire community banking sector, which has resulted in companies like Solera trading at a deep discount to tangible book value.  With our focus on the Hispanic and small business markets, and our strong balance sheet, Solera is well positioned to capitalize on a rebound in economic activity.”

About Solera National Bancorp, Inc.

Solera National Bancorp, Inc. was incorporated in 2006 to organize and serve as the holding Company for Solera National Bank which opened for business on September 10, 2007.  Solera National Bank is a traditional, community, commercial bank with a specialized focus serving the Hispanic market.  It prides itself in delivering personalized customer service — welcoming, inclusive and respectful — combined with leading-edge banking capabilities.  The Bank is also actively involved in the community in which it serves.

For more information, visit http://www.solerabank.com.

Cautions Concerning Forward-Looking Statements

This press release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The statements contained in this release, which are not historical facts and that relate to future plans or projected results of Solera National Bancorp, Inc. (“Company”) and its wholly-owned subsidiary, Solera National Bank (“Bank”), are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied.  These risks and uncertainties can include the risks associated with the ability to grow the Bank and the services it provides, the ability to successfully integrate new business lines and expand into new markets, competition in the marketplace, general economic conditions and many other risks described in the Company’s Securities and Exchange Commission filings.  The most significant of these uncertainties are described in our Annual Report on Form 10-K and Quarterly reports on Form 10-Q all of which any reader of this release is encouraged to study (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: the Company has a limited operating history upon which to base an estimate of its future financial performance; general economic conditions may be less favorable than expected, causing an adverse impact on our financial performance; and the Company is subject to extensive regulatory oversight, which could restrain its growth and profitability.  We undertake no obligation to update or revise any forward-looking statement.  Readers of this release are cautioned not to put undue reliance on forward-looking statements.

For more information contact:

Douglas Crichfield, President & CEO, 303-937-6429

Robert J. Fenton, Executive Vice President and Chief Financial Officer, 303-202-0933

FINANCIAL TABLES FOLLOW

SOLERA NATIONAL BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

($000s)	12/31/10	3/31/11	3/31/10
ASSETS
Cash and due from banks	$936	$1,058	$1,114
Federal funds sold	—	—	4,605
Interest-bearing deposits with banks	266	266	1,848
Investment securities, available-for-sale	76,313	76,682	71,302
FHLB and Federal Reserve Bank stocks, at cost	1,168	1,115	1,113
Gross loans	58,897	58,199	56,331
Net deferred (fees)/expenses	(75)	(68)	(123)
Allowance for loan losses	(1,175)	(1,175)	(945)
Net loans	57,647	56,956	55,263
Premises and equipment, net	731	691	841
Accrued interest receivable	759	703	675
Other real estate owned	1,838	1,838	—
Other assets	489	448	772
TOTAL ASSETS	$140,147	$139,757	$137,533

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing demand deposits	$1,891	$2,369	$2,640
Interest-bearing demand deposits	11,605	11,567	5,864
Savings and money market deposits	57,132	64,416	59,366
Time deposits	40,327	36,100	42,248
TOTAL DEPOSITS	110,955	114,452	110,118

Securities sold under agreements to repurchase and federal funds purchased	343	957	110
Accrued interest payable	91	79	83
Accounts payable	260	329	220
Federal Home Loan Bank borrowings	10,000	5,500	7,750
Other liabilities	173	162	197
TOTAL LIABILITIES	121,822	121,479	118,478

Common stock	26	26	26
Additional paid-in capital	25,980	26,041	25,814
Accumulated deficit	(7,882)	(8,065)	(7,913)
Accumulated other comprehensive income	201	276	1,128
TOTAL STOCKHOLDERS’ EQUITY	18,325	18,278	19,055
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$140,147	$139,757	$137,533

SOLERA NATIONAL BANCORP, INC.

CONSOLIDATED INCOME STATEMENTS

(unaudited)

	For the Three Months Ended:
($000s, except per share data)	12/31/10	3/31/11	3/31/10
Interest and dividend income
Interest and fees on loans	$878	$824	$726
Federal funds sold	—	—	1
Investment securities	698	673	829
Dividends on bank stocks	9	9	12
Other	1	1	5
Total interest income	1,586	1,507	1,573

Interest expense
Deposits	429	369	518
Securities sold under agreements to repurchase and federal funds purchased	3	2	2
FHLB borrowings	59	57	76
Capital leases	2	2	3
Total interest expense	493	430	599
Net interest income	1,093	1,077	974
Provision for loan losses	35	—	115
Net interest income after provision for loan losses	1,058	1,077	859

Noninterest income
Customer service and other fees	19	18	17
Gain (loss) on available for sale securities	475	(2)	263
Total noninterest income	494	16	280

Noninterest expense
Salaries and employee benefits	569	705	544
Occupancy	140	133	139
Professional fees	107	126	130
Other general and administrative	320	312	223
Total noninterest expense	1,136	1,276	1,036

Net income (loss)	$416	$(183)	$103

Number of deposit accounts	1,615	1,615	1,603
Number of loan accounts	178	178	173
Total accounts	1,793	1,793	1,776

Asset Quality:
Non-performing loans to total loans	3.53%	4.63%	1.78%
Non-performing assets to total loans and OREO	6.45%	7.55%	1.78%
Non-performing assets to total assets	2.79%	3.24%	0.73%
Allowance for loan losses to total loans	2.00%	2.02%	1.68%
Allowance for loan losses to non-performing loans	56.57%	43.63%	94.50%
Other real estate owned	$1,838	$1,838	$—

Selected Financial Ratios:
Earnings per share	$0.16	$(0.07)	$0.04
Net interest margin	3.22%	3.25%	3.03%
Efficiency ratio	102.2%	116.5%	104.5%
Tangible book value per share	$7.10	$7.05	$7.02
Tier 1 leverage ratio (1)	11.2%	11.3%	11.4%
Tier 1 risk-based capital ratio (1)	17.4%	17.5%	18.2%
Total risk-based capital ratio (1)	18.7%	18.7%	19.3%

(1) Solera National Bank only